EXHIBIT 99.1

Amyris Appoints Kathleen Valiasek Chief Business Officer –
Appoints Jonathan Wolter as Interim CFO

FLG Partners Veteran Finance Professional to Ensure Smooth Transition and Execution of SEC Filings Compliance Process

EMERYVILLE, Calif., (June 4, 2019) -- Amyris, Inc. (Nasdaq:AMRS), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced the appointment of Kathleen Valiasek, formerly Chief Financial Officer, to Chief Business Officer effective immediately. Valiasek will assume a dedicated role of furthering the company’s strategy of collaborating with large, well-funded partners to grow the company’s business. Simultaneously, she will continue to oversee the company’s financing and investor relations activities.

“The board and I appreciate the many significant contributions Kathy has made in her role as CFO including her leadership of our entry into cannabinoids. We are looking forward to her leadership in further advancing this business as we become one of the world’s leading producers of CBD,” said John Melo Amyris President & CEO.

Continued Melo, “We welcome Jonathan aboard and look forward to leveraging his significant experience to support our accounting and financial reporting compliance needs as our business continues to grow and expand in the markets we serve.”

“After experiencing the power of Amyris’s technology platform and the ability to leverage it to disrupt multiple markets through partnerships, I’m excited to take on my new role driving growth and strengthening the company’s position in our chosen markets,” said Kathy Valiasek, Chief Business Officer. “I look forward to supporting Amyris in maintaining its market leadership in clean ingredients while improving the health of people and our planet through the greater availability of clean, safe and efficacious sustainable products.”

The company also announced today that it has appointed Jonathan Wolter as Interim CFO. In this capacity, Wolter will focus primarily upon and assist with completing the Company’s audit procedures and process of finalizing and filing its 2018 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for first-quarter 2019 to bring Amyris into compliance with Securities and Exchange Commission regulations and Nasdaq listing requirements as quickly as possible.

Wolter has extensive experience and expertise in financial management, operations, audit, controls, SEC reporting and compliance. Since 2004 he has served as a partner with FLG Partners where he has been retained as CFO by the boards of multiple public and private companies. Prior to joining FLG, Wolter was International Controller with KPMG Consulting where he also served as CFO of the firm’s Latin America operations. Previously, he held CFO and controller roles with public and private companies and also served as senior audit manager with Arthur Andersen & Co. His experience spans the biotechnology, technology, electronics, manufacturing, engineering, and banking sectors

About Amyris

Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, and pharmaceuticals and nutraceuticals. More information about the company is available at www.amyris.com.

About FLG Partners, LLC

Founded in 2004, FLG Partners is the leader in CFO solutions and CEO and Board advisory services in Silicon Valley and the Western U.S. FLG delivers financial and operational leadership to companies ranging from startups to multi-billion-dollar public and private companies across multiple industry sectors from technology, SaaS, life sciences, consumer products, and manufacturing. FLG Partners' engagements span interim or permanent CFO and C-suite leadership roles, CFO consulting, board directorships and board advisory and performance consulting. With a cumulative total of over 650 years of CFO experience, FLG’s partners bring outstanding expertise, independence and objective leadership and industry best-practices to clients in business planning and execution; fundraising and financing; SEC reporting, tax and regulatory compliance; mergers, acquisitions and divestitures; and company turnarounds and restructurings. Over the course of their careers, FLG’s partners have completed approximately 250 M&A transactions, 100+ IPOs and secondary offerings, 100+ divestiture transactions and have raised $13 billion in equity and $12 billion in debt for their companies. For more information, visit flgpartners.com.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:

Peter DeNardo

Director, Investor Relations and Corporate Communications

Amyris, Inc.

+1 (510) 740-7481

investor@amyris.com